EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                   TELMARK LLC
                          FOR THE YEARS ENDED JUNE 30,
                             (THOUSANDS OF DOLLARS)

                                                 -------------------------------------------------------------------------
                                                    2001            2000            1999            1998            1997
                                                 -----------      ---------       ---------       --------       ---------
Income before income taxes                          $ 21,242       $ 20,059        $ 18,158       $ 15,412        $ 13,003
Fixed charges -   Interest                            36,941         31,536          27,626         26,871          23,486
                  Rentals                                336            490             439            421             386
                                                 -----------      ---------       ---------       --------       ---------
Total fixed charges                                   37,277         32,026          28,065         27,292          23,872
                                                 -----------      ---------       ---------       --------       ---------
Adjusted earnings                                   $ 58,519       $ 52,085        $ 46,223       $ 42,704        $ 36,875
                                                 ===========      =========       =========       ========       =========

Ratio of earnings to fixed charges*                      1.6            1.6             1.6            1.6             1.5


* REPRESENTS ADJUSTED EARNINGS DIVIDED BY FIXED CHARGES.
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